Ex 99-2

August 5, 2004

FOR IMMEDIATE RELEASE

Pliant has Record 2nd Quarter, Reaffirms Full Year Guidance

Schaumburg,   IL  --  Harold  Bevis,  President,  CEO  and  Director  of  Pliant
Corporation announced strong 2nd quarter 2004 revenue results and issued the following public summary of Pliant's performance today.

"Pliant had a great 2nd quarter and we are on target to achieve our business plan for 2004.
     o The performance of Pliant's core businesses continues to be strong and consistent
     o Sales were $243 million in the 2nd quarter and this was the highest sales level ever recorded for the second quarter. Sales increased 8% in pounds versus prior year.
          o We believe this is faster than underlying industry growth, based on our estimates.
          o    Our organic growth programs are taking hold
               *    We are focused on growing with our customers
               *    We are focused on innovation in film and printing
     o Working capital efficiency continued to improve and decreased by $23 million versus the same period last year
          o Inventory turns improved 34% vs. prior year and averaged 9.25x which we believe is above average in the industry.
               * This is definitely one of Pliant's better performances and a testament to the great work being done by our plants and warehouses to synchronize our supply chain activities.
          o    Receivables DSO decreased by 8% or 4.5 days.
     o EBITDA was $23.1 million, affected by an increase in resin pricing. This increase caused a profit deterioration of about $3.0 million in the quarter.
          o On a resin-comparable basis, Pliant's 2nd quarter EBITDA was $26.1 million versus the 1st quarter EBITDA of $25.0 million on similar sales volumes.
          o The improvements in Mexico and Solutions are ongoing but cost Pliant approximately $ 3.2 million of EBITDA in the quarter

KEY BUSINESS HIGHLIGHTS

     o Received Supplier Excellence Award from one of Pliant's largest customers
          o    You can read more about this exciting honor at www.kraft.com
     o    Entered a new market for Pliant - the mass market for food cling films
          - with one of the largest retailers in the world as the launch customer and shipments began in July.
     o Initiated a significant expansion program for printed films and that project is underway.

     o Initiated a significant expansion program for engineered films and that project is underway.
     o Resin still accounts for ~58% of Pliant's product costs and resin prices increased during the 2nd quarter to another all-time high. Based on short-term and long-term outlooks for petrochemical feedstocks, we expect this to be reality for several years.
          o    This will play to Pliant's relative  strengths in film downgaging and thin film  know-how as  customers  experiment  with  material minimization in their products.
     o The company is managing its working capital efficiencies tightly. Working capital has decreased 22% in the last year or by $23 million from June 30, 2003 to June 30, 2004.
     o The installation of the previously announced Revolution stretch film capacity in Lewisburg, TN is on pace. The company has firm volume commitments to begin shipping when that capacity comes on line in the 4th quarter of this year.
     o The creation of a unified Pliant customer service center is on track. The company is creating a common customer service protocol across all of its products and is implementing standard interfaces, tools and information systems to best-in-class levels.
     o The company is implementing Sarbanes Oxley 404 reporting processes for the year ended 2005 as required and this important initiative is on pace.
     o The company will continue its policy of "pay as we go" on restructuring and repositioning efforts versus using restructuring reserves. The one-time "add-backs" are about $7.5 million year-to-date.
          o    Mexico/Solutions improvements
          o    Customer service centralization
          o    Installation of equipment for new Cling film product line
          o    Settlement of outstanding legal matters
          o    Installation of equipment for new Revolution capacity


SUMMARY

On behalf of the 3,015 employees of Pliant, I am pleased to report that Pliant's 2004 business plan remains on track and we are reconfirming the company's full-year guidance of $108 million of EBITDA and $15 million of free cash flow."


THE STATEMENTS IN THIS PRESS RELEASE SHOULD BE READ IN CONJUNCTION WITH OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED JUNE 30, 2004.

PLIANT CORPORATION
ADJUSTED EBITDA RECONCILIATION
($MILLIONS)


                                                         3 MONTHS       3 MONTHS       3 MONTHS       6 MONTHS       6 MONTHS
                                                           ENDED          ENDED          ENDED          ENDED          ENDED
                                                         6/30/2004      3/31/2004      6/30/2003      6/30/2004      6/30/2003

Net Income                                                 (21.4)         (30.8)         (18.9)         (52.1)         (26.2)
Adjustments:
   Income tax expense                                        0.7            1.7            2.9            2.3            4.9
   Interest expense                                         33.2           42.9           27.4           76.2           47.2
   Depreciation and amortization                            10.6           11.4           13.4           21.9           24.5
   Restructuring and other costs                              -              -             2.5             -             8.6
   Other non-cash charges and certain adjustments
       defined by our credit agreements                       -              -            (0.2)            -             0.1
                                                        -----------    -----------    -----------    -----------    -----------
Adjusted EBITDA                                             23.1           25.2           27.1           48.3           59.1
                                                        ===========    ===========    ===========    ===========    ===========
Resin adjustment                                             3.0             -              -              -              -
                                                        -----------    -----------    -----------    -----------    -----------
Resin adjusted EBITDA                                       26.1             -              -              -              -
                                                        -----------    -----------    -----------    -----------    -----------
